Exhibit 97
NRG ENERGY, INC.
CLAWBACK POLICY
The Board of Directors (the “Board”) of NRG Energy, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to adopt this Clawback Policy (this “Policy”), which provides for the recovery of certain incentive-based compensation upon the occurrence of certain events, including an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”), each as may be hereafter amended from time to time.
1.Administration. Except as specifically set forth herein, this Policy shall be administered by the Compensation Committee of the Board or, if so designated by the Board, the Board or another committee of the Board (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company or any authorized agent of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
2.Definitions. As used in this Policy, the following definitions shall apply:
·“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Notwithstanding the foregoing, the following types of changes to the Company’s financial statements do not represent error corrections, and therefore would likewise not trigger application of this Policy:
oRetrospective application of a change in accounting principle;

oRetrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization;
oRetrospective reclassification due to a discontinued operation;
oRetrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and
oRetrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
·“Administrator” has the meaning set forth in Section 1 hereof.
·“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).
·The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, an authorized committee of the Board (e.g., the Audit Committee), or the officer or officers of the Company authorized to take such action if Board action is not required concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
·“Commission” means the U.S. Securities and Exchange Commission.
·“Covered Executives” means the Company’s current and former executive officers, as determined by the Administrator in accordance with the definition of executive officer set forth in Rule 10D-1 and the Listing Standards.
·“Erroneously Awarded Compensation” has the meaning set forth in Section 5 of this Policy.
·A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure, whether or not such Financial Reporting Measure is included in a filing with the Commission. Financial Reporting Measures, include but are not limited to, the following (and any measures derived from the following): price of the Company’s securities listed on a securities exchange; total stockholder return (“TSR”); revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); adjusted free cash flow (before growth); credit ratio; and any of such Financial Reporting Measures relative to a peer group, where the Company’s Financial Reporting Measure is subject to an Accounting Restatement. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Commission.
·“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, without limitation, (i) non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure performance goal; and (v) proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.
·Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. All conditions to an award for Incentive-Based Compensation need not be satisfied for the Incentive-Based Compensation to be deemed received under this Policy. Incentive-Based Compensation is deemed received even if there is a contingent right to payment at that time or payment remains subject to ministerial acts, such as calculating the amount earned or obtaining the approval of the Administrator or the Board.
3.Covered Executives; Incentive-Based Compensation. Except as set forth in Section 11 of this Policy, this Policy applies to Incentive-Based Compensation received by a Covered Executive (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based

Compensation; and (c) while the Company had a listed class of securities on a national securities exchange.
4.Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement. In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 5 hereof, during the Applicable Period.
5.Erroneously Awarded Compensation: Amount Subject to Recovery. The amount of “Erroneously Awarded Compensation” subject to recovery under this Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts. Erroneously Awarded Compensation shall be computed by the Administrator without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation. With respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.
For Incentive-Based Compensation based on stock price or TSR: (a) the Administrator shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (“NYSE”).
6.Method of Recoupment. The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, as well as a reasonable amount of interest, as determined by the Administrator, to compensate the Company for the time-value of the Erroneously Awarded Compensation and reimbursement of direct expenses to recover the Erroneously Awarded Compensation, including without limitation any legal fees incurred by the Company, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (d) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.

The Company is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the Compensation Committee of the Board has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:
·The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE;
·Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the Company, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or
·Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, 1 to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
7.No Indemnification of Covered Executives. Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy.
8.Administrator Indemnification. Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
9.Compliance Date; Retroactive Application. The Company must comply with this Policy beginning on October 1, 2023 (the “Compliance Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after
1 Plans limited only to executive officers, SERPS and other nonqualified plan, and benefits therefrom, are subject to recovery under this Policy.

the Compliance Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Compliance Date. Without limiting the generality of Section 6 hereof, and subject to applicable law, the Administrator may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Compliance Date.
10.Amendment; Termination. The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Administrator may make such amendments or modifications to this Policy to the extent such amendments or modifications are administrative in nature and not material.
11.Other Recoupment Rights; Company Claims. The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.
Notwithstanding anything set forth in this Policy, by signing the acknowledgement below, the Company’s Chief Executive Officer and Chief Financial Officer acknowledge that in the event the Company is required to prepare an accounting restatement subject to Section 304 of the Sarbanes-Oxley Act of 2002, as amended (“Section 304”), she or he shall forfeit such amounts required pursuant to Section 304.
12.Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
13.Governing Law, Dispute Resolution and Venue. This Policy and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.
Any and all disputes relating to, concerning or arising from this Policy, or relating to, concerning or arising from the relationship between the parties evidenced by this Policy, will be brought and heard exclusively in the United States District Court for the State of Delaware or the applicable local court. Each of the Company and each person subject to this Policy hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning, or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning, or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
14.Exhibit Filing Requirement. A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.
15.Conflict with Policy. In the event there is a conflict between the terms of this Policy and any other policy or compensation arrangement made by the Company, the terms of this Policy shall govern.

[TO BE SIGNED BY THE COMPANY’S EXECUTIVE OFFICERS:]
Clawback Policy Acknowledgment
I, the undersigned, agree and acknowledge that, in consideration of good and valuable consideration, I am fully bound by, and subject to, all of the terms and conditions of the NRG Energy, Inc. Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement, offer or similar arrangement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.
By:
[Name]    Date
[Title]